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                                                                      Exhibit 99
FOR IMMEDIATE RELEASE

                         THE ROWE COMPANIES TO ACQUIRE
                    STOREHOUSE, INC., RETAIL FURNITURE CHAIN

McLEAN, VA, June 16, 1999 The Rowe Companies (NYSE:ROW) reported today that it has reached final agreement for the previously announced proposed acquisition of Storehouse, Inc., of Atlanta, GA, which operates a chain of 43 retail furniture stores in the Northeast, Southeast and Southwest.

          The purchase price to be paid in cash at closing approximates $12 million. In addition, Rowe will retire $13 million in Storehouse long-term debt. To fund the transaction, Rowe will utilize a $25 million revolving credit facility from NationsBank. The acquisition is expected to close on or about July 31, 1999.

          "Significant vertical integration has been achieved with Storehouse over the past year. It is now an important and growing customer for Rowe manufactured products," said Gerald M. Birnbach, The Rowe Companies' President and CEO. "In addition, we expect Storehouse to provide excellent growth opportunities. Storehouse's philosophy and practices emphasizes today's casual lifestyle and targets an upscale, well-educated consumer, and it is very much in line with Rowe's approach to what we believe is today's most dynamic segment of the fast-changing furniture industry."

          Mr. Birnbach said that the Company's existing management, including W. Clyde Mynatt, would remain with the Company. Mr. Mynatt will continue as President of Storehouse, which will operate as a wholly-owned subsidiary of The Rowe Companies.

     Founded 30 years ago, Storehouse stores average approximately 9,500 square feet, almost double their size six years ago. The chain's projected annual sales (regular and consignment) are expected to approximate $90 million in its current fiscal year ending January, 2000.

     "We are very excited about joining The Rowe Companies," said Mr. Mynatt. "Our experience this past year working with the Rowe organization has been very productive and beneficial to both our businesses."

     The Rowe Companies is comprised of Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture; The Mitchell Gold Co., a fast-growing, upholstering furniture manufacturer serving some of the nation's leading specialty retailers; The Wexford Collection, a manufacturer of casual wood furniture; and Home Elements, a specialty retail furniture chain.

                                    --more--

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The Rowe Companies - 2



     Statements in this press release concerning Rowe's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, the acquisition not being completed, cost savings and revenues after the acquisition may be lower than expected, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe's filings with the Securities and Exchange Commission.

                                      ###

Contact:       Arthur H. Dunkin
               Secretary-Treasurer
               (703) 847-8670
               artd@rowefurniture.com

               Steven S. Anreder
               Anreder Hirschhorn Silver and Company
               (212) 532-3232
               sanreder@ahscompany.com


FOR IMMEDIATE RELEASE



                    THE ROWE COMPANIES COMPLETES ACQUISITION
                              OF STOREHOUSE, INC.

McLEAN, VA, August 2, 1999 The Rowe Companies (NYSE:ROW) said today that it had completed its previously announced acquisition of Storehouse, Inc., of Atlanta, GA, a chain of 43 retail furniture stores and three distribution centers in the Northeast, Southeast and Southwest.

          In addition to Storehouse, The Rowe Companies is comprised of Rowe Furniture, a major manufacturer of quality upholstered furniture; The Mitchell Gold Co., a fast-growing, upholstery furniture manufacturer serving some of the nation's leading specialty

                                  Page 6 of 7
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retailers; The Wexford Collection, a manufacturer of casual wood furniture; and
Home Elements, a chain of specialty retail furniture stores.



Contact:

Arthur H. Dunkin                Steven S. Anreder
Secretary-Treasurer             Anreder Hirschhorn Silver and Company
(703) 847-8670                  (212) 532-3232
artd@therowecompanies.com       sanreder@ahscompany.com

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